Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Julie Beynon 212-826-3513
Web Site: www.hartmarx.com

HARTMARX PROVIDES 2007 REVENUE AND EARNINGS GUIDANCE;

2006 ASSET REDEPLOYMENT ACTIONS ACCELERATED

AND NEW 2007 PRODUCT DIVERSIFICATIONS ANNOUNCED

CHICAGO, December 21, 2006 - - Hartmarx Corporation (NYSE: HMX) today provided revenue and earnings guidance for its fiscal year ending November 30, 2007, an update on the previously announced actions to curtail or discontinue certain moderate priced product lines in its Men's Apparel Group segment and announced an acquisition, a new international license and new product initiatives for 2007.

Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "We have taken additional steps during the past few months to further reduce our dependence on, and investment in, the mainstream department store channel and to more fully position the Company in the luxury and upper-end price points sold in upscale retail stores. While these additional actions, as described below, have further impacted fourth quarter and full-year 2006 results adversely, we expect a significant earnings recovery in 2007 compared to 2006, and continued positive cash flows to be utilized for additional acquisitions, debt reduction and share repurchases. Regarding 2007, we estimate revenues in the range of $585 - $600 million, which reflect the anticipated reduction in moderate priced brands marketed principally to mainstream department stores to under 15% of consolidated sales compared to 19% in 2006 and 27% in 2005. We estimate 2007 diluted earnings per share in the range of $.50 - $.56 from improved gross margins applicable to both new and legacy businesses on slightly lower sales compared to 2006."

Mr. Patel continued, "The previously announced closing of a fabric cutting shop and a pant sewing facility will be completed by the end of December. We have taken additional actions to close completely a domestic tailored clothing coat facility by calendar year-end, affecting 140 workers, resulting in one-time charges for severance and non-cash facility impairment aggregating approximately $1.2 million in the fourth quarter. Further, we have decided to end our Kenneth Cole and Jhane Barnes tailored clothing license programs. While these brands generated over $19 million of sales in fiscal 2006, we concluded that the required working capital investment would be better redeployed to higher operating margin opportunities. The one-time costs, the related operational inefficiencies being incurred as production levels in the facilities to be closed are scaled down, and the losses associated with the unplanned inventory liquidations of discontinued brands have collectively impacted 2006 fourth quarter earnings adversely even though it has resulted in better than anticipated sales. When 2006 operating results are finalized in late January, 2007, we

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expect to report full-year sales of just under $600 million and diluted earnings per share in the range of $.18 to $.20, which would reflect a small operating profit in the fourth quarter. Year-end debt for fiscal 2006 declined by $6.1 million to $113.4 million from $119.5 million at the end of 2005. Excluding the $12.4 million paid for the Sweater.com acquisition and $7.9 million used for share repurchases, pro-forma debt reduction of $26.4 million exceeded our previously stated goal of a 20% debt reduction exclusive of acquisitions and share repurchases.

"We have just concluded the acquisition of the "Zooey" brand and business from a privately held company, and the continued employment of Alice Heller, Zooey's creative force, as its president. While Zooey's sales volume is small currently, the brand, based in Los Angeles, is highly regarded for its fine knits sold to key upscale women's specialty stores that include Anthropologie and Barneys among its key customers. We believe Zooey has excellent growth potential from both expanded product categories and additional retail doors. We see synergy between our recently acquired Sweater.com business and the Zooey business, both of which will retain separate merchandising and marketing functions, but will be headquartered together in Los Angeles and will share back office functions. Our One Girl Who . . . brand will be introducing for the Fall, 2007 season a distinctive cashmere based product offering under the newly created b.chyll label, also targeted to upscale specialty stores.

"This month we have completed a long-term licensing, marketing and services agreement with the Youngor Group Ltd., the largest public apparel company listed on the Shanghai stock exchange and the largest manufacturer and retailer of men's suits in mainland China. This twenty-year agreement requires Youngor to open approximately 400 Hart Shaffner Marx retail locations in China and covers all men's apparel, accessories, footwear, eyewear, fragrances and watches under the Hart Schaffner Marx brand. Annual minimum royalties to Hartmarx will grow from a nominal amount in the first few years to over $1 million by year ten, aggregating approximately $18 million over a twenty-year period," Mr. Patel concluded.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Christopher Blue, Pine IV, Wörn, One Girl Who . . ., Zooey and b.chyll. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Jeffrey Banks, Lyle & Scott, Golden Bear, Jag and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its

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suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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